Morgan, Lewis & Bockius LLP 2020 K Street, NW Washington, DC 20006 Tel. +1.202.373.6000 Fax: +1.202.373.6001 www.morganlewis.com

February 27, 2015

Rydex ETF Trust
2000 Duke Street
Suite 175
Alexandria, Virginia 22314

Re:	Rydex ETF Trust

Ladies and Gentlemen:

We have acted as counsel to Rydex ETF Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about February 27, 2015 (the “Registration Statement”), with respect to the issuance of Shares of beneficial interest, with no par value per share (collectively, the “Shares”) of each series of the Trust listed on the appendix to this opinion (the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.
In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated November 22, 2002 as filed with the Secretary of State (the “Certificate of Trust”);

(c)
A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust dated November 22, 2002 as amended on November 21, 2005 (the “Declaration”), the Trust’s Amended and Restated Bylaws dated November 22, 2002, as last amended on June 4, 2014 (the “Bylaws”), and the resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”); and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the proof referred to in paragraph (d) above.  We have also assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the Bylaws, and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.
This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transaction referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction.  In addition, to the extent that the Declaration or the Bylaws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.
We understand that all of the foregoing assumptions and limitations are acceptable to you.
Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration and the Registration Statement, will be validly issued, fully paid and nonassessable by the Trust.
This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

Appendix: List of Funds

Guggenheim S&P 500® Equal Weight ETF
Guggenheim Russell MidCap® Equal Weight ETF
Guggenheim Russell 1000® Equal Weight ETF
Guggenheim Russell 2000® Equal Weight ETF
Guggenheim MSCI Emerging Markets Equal Country Weight ETF (formerly, the Guggenheim MSCI Emerging Markets Equal Weight ETF )
Guggenheim S&P 500® Equal Weight Consumer Discretionary ETF
Guggenheim S&P 500® Equal Weight Consumer Staples ETF
Guggenheim S&P 500® Equal Weight Energy ETF
Guggenheim S&P 500® Equal Weight Financials ETF
Guggenheim S&P 500® Equal Weight Health Care ETF
Guggenheim S&P 500® Equal Weight Industrials ETF
Guggenheim S&P 500® Equal Weight Materials ETF
Guggenheim S&P 500® Equal Weight Technology ETF
Guggenheim S&P 500® Equal Weight Utilities ETF
Guggenheim Russell Top 50® Mega Cap ETF
Guggenheim S&P 500® Pure Value ETF
Guggenheim S&P 500® Pure Growth ETF
Guggenheim S&P MidCap 400® Pure Value ETF
Guggenheim S&P MidCap 400® Pure Growth ETF
Guggenheim S&P SmallCap 600® Pure Value ETF
Guggenheim S&P SmallCap 600® Pure Growth ETF

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